EXHIBIT 99

Conference Call Script

1st Quarter - Fiscal 2004

Operator: Good morning. My name is Adrian and I will be your conference facilitator today. At this time I would like to welcome everyone to the Peoples Energy First Quarter 2004 Earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. Mr. Patrick, you may begin your conference.

Tom Patrick: Thank you Adrian and good morning, I'm Tom Patrick, chairman, president and CEO of Peoples Energy. With me today are Tom Nardi, Senior Vice President and Chief Financial Officer, Doug Ruschau, Vice President and Treasurer, and MaryAnn Wall, our Manager of Investor Relations. Today we'll be reviewing with you our fiscal year 2004 first quarter results, after which we will open the call -- for questions.

Before we begin, let me remind you that throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of changing business conditions and other uncertainties, some of which are listed in the company's press release or under the captions "Business" and "Management's Discussion and Analysis" in the Company's Form 10-K filed with the SEC.

Earlier this morning, we announced fiscal year 2004 first quarter earnings of $0.85 per diluted share, down slightly from last year's first quarter of $0.87 per share, despite weather that was much warmer than the year-ago period and higher average shares outstanding. Most of the negative impact of warm weather in our Gas Distribution business was offset by continued strong performance from our diversified energy businesses. Operating income from these businesses increased to $14.7 million, or $6.2 million higher than the same quarter last year. Let me recap a few of the highlights for the quarter:

    In our Gas Distribution segment, weather was the dominant factor in the first quarter. Unlike the extreme cold experienced on the East Coast, the Midwest has experienced mild weather that was 7% warmer than normal and 10% warmer than last year. This adversely affected our first quarter results by an estimated $0.10-0.12 per share compared to the year-ago period.

While natural gas prices have remained high and volatile, our gas supply hedging program along with our storage assets, have allowed our distribution utilities to avoid entering the daily spot market when daily market prices have been unattractive.

    In our Oil and Gas segment, production on a gas equivalent basis was up 4% compared to the fourth quarter of fiscal 2003 and 12% compared to the year-ago period. The year-over-year increase primarily reflects last year's acquisitions, growth in volumes on the acquired properties through production optimization and our successful drilling program. As a result of the acquisition we announced earlier this month and prospective growth from our 2004 drilling program; we now believe that we can achieve an increase in production for the fiscal year in the 15-20% range versus the 10-20% range that we previously estimated.

We continue to take advantage of favorable commodity prices coupled with the relatively low rig and service sector price environment and have maintained our drilling activity at high levels. During the first quarter we drilled or participated in the drilling of 15 wells of which 73% were operated by the Company. The overall success rate for the quarter was 93%, which is in line with our historical success rates.

In regard to the $35 million acquisition of additional oil and gas reserves in Texas that was announced earlier this month, these acquired properties are located close to existing holdings and will be operated by Peoples Energy Production. While the current net production from these properties is approximately 5 MMCFE per day, only about 20% of the proven reserves are currently producing. Based on our technical knowledge and expertise gained through operation of our adjacent properties, we anticipate an increase in production of 2-3 times the current production level in line with results we have achieved on our other acquired properties in the Corpus Christi area.

    In the Midstream Services business, operating income associated with wholesale marketing and asset management activities was up substantially from a year ago. That improvement is attributable to a number of factors, including last year's acquisition of additional leased assets, higher average prices, and price volatility in the first quarter. We continue to look for additional opportunities to acquire assets, whether owned or leased, as we focus on expanding the footprint of this business in adjacent states.

    Finally, our Retail Energy Services business also posted stronger results, due primarily to customer growth and higher margin. The number of customers in this business has almost doubled to over 23,000 during the past year, and is well positioned for further growth in the Chicago area and adjacent Midwest markets.

Now Tom Nardi will provide some additional insight on first quarter results.

Tom Nardi: Thanks Tom. Peoples Energy today reported first quarter net income of $31.4 million, or $0.85 per diluted share compared to last year's first quarter net income of $31.0 million, or $0.87 per diluted share. Shares outstanding for the first quarter averaged 37 million, about 4% higher than last year, which caused about $0.03 per share dilution.

Beginning with Gas Distribution, operating income declined $6.8 million for the quarter compared to a year ago. Weather was 10% or 241 degree days warmer than last year's first quarter, as well as 7% or 164 degree days warmer than normal. Warmer weather had a negative impact of about $7.5 million compared to the year-ago period. As we have said in the past, as a rule of thumb, each 100 degree day variation is estimated to be worth approximately $0.05 in earnings per share.

Pension expense for the quarter was flat compared to a year ago. However, last year's first quarter included a $4.7 million charge related to the retirement of an executive officer. We estimate that pension expense for the full year will be about $10 million, compared to the $1.6 million pension credit recorded in fiscal 2003, with most of that expense hitting the Gas Distribution segment. This is somewhat better than previously communicated, as a portion of pension expense will be capitalized. These estimates do not include any impact on pension expense from recently passed Medicare legislation. We are reviewing the potential impact with our actuaries and will have more to say about that next quarter. I am pleased to report that through the first six months of our actuarial year, which runs from July 1 to June 30, the investment returns on our pension fund assets have been very favorable - better than a 13% return.

I also wanted to comment on bad debt expense, which totaled $10.9 million for the quarter or $1.4 million less than last year. For the full fiscal year, we continue to estimate that bad debt expense will approximate $40 million, reflecting a provision rate of 2.5% of utility revenues. This compares favorably to $42.5 million and an effective rate of 2.8% last year. The utilities continue to improve the collection of accounts receivable and we believe that our current provision rate will be sufficient in fiscal 2004.

Turning now to our diversified energy businesses, operating income for the quarter increased in aggregate by $6.2 million, or about 70%, versus the year-ago period. The most significant increase was a $4.5 million quarter over quarter increase in the Oil and Gas Production segment, which benefited from a 12% increase in production volumes, a 15% increase in net realized natural gas prices to $4.14 per Mcf and a 21% increase in net realized oil prices to $24.93 per barrel.

Our current hedge position for fiscal 2004, which is provided in the press release, reflects some very favorable hedges that have been executed since gas prices began to increase in December 2003. As of January 22, 2004, the Company had hedges in place for 16.9 million MMbtus for the remainder of fiscal 2004, or approximately 80% of estimated remaining 2004 production.

A $0.25 change in our assumed average NYMEX price of $5.00 per MMbtu for the remainder of fiscal 2004 is estimated to have an operating income impact of approximately $2.5 million.

Regarding our other diversified energy segments - Power, Midstream, and Retail, operating income increased in aggregate by $2.0 million for the quarter, or 57% compared to the year-ago period. In the Midstream business, operating income was up $1.0 million for the quarter, as higher average gas prices and price volatility boosted wholesale marketing and asset management activities. Operating income for the Retail Energy Services segment increased by $1.1 million compared to the year-ago period. This is mainly attributable to a very successful sales and marketing campaign over the past several months and higher margin, as we continue to focus on profitable growth in that business.

In summary, with operating income for the first quarter totaling almost $15 million, our diversified businesses are once again off to a great start. Our long-term operating income growth from these businesses is targeted at 10-15% and we are confident they will meet or exceed this target for the current fiscal year.

We now estimate that capital spending for the year will total approximately $180 million, or $30 million higher than our original 2004 plan. As a result of the recent acquisition, Oil and Gas production expenditures are now expected to total about $85 million -- $35 million for the acquisition and $50 million for the 2004 drilling program - versus our previous estimate of $20 million for acquisitions and $40 million for the drilling program.

Our balance sheet at December 31, 2003, reflected a debt to total debt plus equity ratio of 56%, the same level as a year ago which reflected the normal seasonal increase in working capital requirements in the Gas Distribution, Midstream and Retail businesses. Commercial paper borrowing is in line with expectations, and interest expense is down slightly from last year. It now appears that our seasonal working capital borrowings will be completed prior to any significant increase in interest rates. In addition, over the past 12 months, we raised approximately $50 million in new common equity, and we expect that total debt to total debt plus equity will average comfortably within our targeted range of 50-55% during fiscal 2004.

This concludes my remarks, I'll now turn it back to Tom to wrap up.

Tom Patrick: Thank you Tom. In summary, notwithstanding the negative impact of warmer than normal weather, Peoples Energy posted solid first quarter results. I might note that January weather is running about 6% warmer than normal to date. Even so, we remain on track to meet our previously announced fiscal 2004 earnings estimate in the range of $2.70-$2.85 per share.

Now, Adrian, we are ready for questions.

Operator: At this time I would like to remind everyone, in order to ask a question please press star, then the number 1 on your telephone keypad. Again, in order to ask a question please press star 1 on your telephone keypad.

We'll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Devin Geoghegan of Zimmer Lucas Partners.

Devin Geoghegan: Just a couple of questions. On the hedging information you updated us for January 22nd. Is there any way you can give us a full year comparable in terms of you gave us '04 full year hedges in October. How did these hedges or the increase in hedges impact those numbers?

Tom Patrick: We're not sure we understand your question but let me take a stab at it. Obviously we put on more hedges as we've gone through the year and those hedges have generally been at higher average prices so the numbers that you see in the press release for the rest of the fiscal year are higher than those we talked about at the beginning of the year.

Devin Geoghegan: I guess what I'm trying to quantify is we got information in October and then what are the increment - maybe you could just tell us what the incremental hedges are. Meaning you had 17 bcf hedged in October and you still have 16 some odd bcf hedged but you produced some odd bcf so like what were the incremental hedges? Because if the information as of January 22nd isn't directly comparable to - is three quarters worth of hedging information. I don't know if that's more clear.

Tom Patrick: Yeah, I think I understand your question. We're probably going to have to get back to you on that.

Devin Geoghegan: Okay.

Tom Nardi: Yeah, the - it's not much help but first quarter production was 6.7 Bcf so if we produced that much and we still have 17 Bcf hedged that'll give you some sense of . . .

Devin Geoghegan: Maybe this might help you. What portion of the 6.7 was hedged? Then I can just back into the number.

Tom Patrick: About 80% on the gas side.

Tom Nardi: Yeah.

Devin Geoghegan: 80%?

Tom Nardi: Yeah.

Devin Geoghegan: Okay, that's helpful.

Tom Nardi: And 65% on oil.

Devin Geoghegan: That's helpful. The second question is, for capex of $50 million, how much of that is going to be spent on developing PUDs versus exploration?

Tom Patrick: All of it.

Devin Geoghegan: All of it's developing PUDs?

Tom Patrick: Yeah. Well, you're talking about the entire drilling budget?

Devin Geoghegan: Yes.

Tom Patrick: No. Well, not all of it. We have got about 10% of that earmarked for exploration, yeah. So it'd be about $5 million out of the $50 million.

Devin Geoghegan: Okay, $45 for PUD development?

Tom Patrick: Yes, that's right.

Devin Geoghegan: Thank you. Okay, that makes sense. And last question is, it seems like things are going very positively for you in terms of hedges going higher, spot price production increasing - what's causing the drag on guidance in terms of this sort of made me thought that guidance would have come up a little bit. Does that make sense?

Tom Patrick: Yeah. I mean, well, I think we feel very positive about our guidance but we don't want to offer anything additional at this point. We're in our biggest quarter. There's a lot of variables that come in the second quarter and so at this point I think it's just premature.

As I mentioned earlier, we're seeing weather that to-date in this quarter is warmer than normal also. So given that, I think it's just premature for us to revise our guidance. I think at the end of the second quarter we'll be in a lot better position.

Devin Geoghegan: Okay, thank you and congratulations on a good quarter.

Tom Patrick: Thank you.

Operator: Again as a reminder, in order to ask a question please press star 1 on your telephone keypad. Your next question comes from the lines of David Grumhaus of Copia Capital.

David Grumhaus: Good morning, guys, and congrats on a nice quarter.

Tom Patrick: Hi, David.

David Grumhaus: Somewhat picking up on the last question, I understand the decision not to change the guidance around. Would you say that parts of the guidance have changed and that you probably expect lower earnings from gas distribution and certainly higher earnings in the E&P business?

Tom Patrick: Yes. I mean really across the board our diversified businesses with the exception of Power which is flat, diversified businesses are up pretty substantially. You know, each of those businesses is up a minimum of about 30%. So they're performing well but distribution is down due to most fundamentally to weather. So some up, some down, and that's why I say we'll wait until the end of this quarter to make any further predictions.

David Grumhaus: Right but, you know, given the gas distribution - I mean given the oil and gas business and where your hedges are now locked in and the significant amount you've hedged - presumably that business is going to come in ahead of where you had even forecasted it back in October.

Tom Patrick: Yes.

David Grumhaus: Okay. A little bit more on the bad debt. You said you're comfortable where it's at. You know, in the past you've sort of given us statistics on accounts receivable balances and, you know, where your reserve balances are and your reserve balance to sort of 90 days past due accounts. Can you give us any more detailed information on that?

Tom Nardi: Yes, David, this is Tom. I can. We did not put it in the script this time because it seems like it's a lot of numbers but the total receivable balance at December 31st was $324 million compared to $298 million last year. Our reserve for uncollectibles is about $27 million this year compared to $25 million last year so roughly about the same 8% of receivables. The reserve to the 90 days and older receivables is up a little bit to 52.5% versus 50% last year.

David Grumhaus: But with that you're still comfortable that you'll only be at 2.5% on collectibles for the year versus the 2.8% last year?

Tom Nardi: That's our current view, yes.

David Grumhaus: Okay. Last question - can you talk a little bit about usage per customer, what you saw in the quarter? Obviously weather is going to affect that but I don't know if you have a weather-adjusted view there in customer growth.

Tom Patrick: Yes. Tom can perhaps add to this, Tom Nardi can, but this is Tom Patrick. We've seen contrary to some of the trends, a bit of an increase in usage per customer. I think I've spoken about this before previously.

We still have a very sizable component of cooking only or non-heating customers primarily in the City of Chicago. And we're seeing that group decline even as we have been adding space-heating customers. That's been a trend for a number of years so I mean it bodes well for holding the line on margins notwithstanding some decline in customer counts on a total net basis.

Tom Nardi: Yeah, David, we had a modest about 2% growth in normalized deliveries for the quarter and residential use per customer was about 45 dekatherms per customer, up slightly over last year. And that continues a trend that we saw last year of some modest growth in use per customer. That was also true in the commercial segment.

David Grumhaus: Great, that's helpful. Thanks for the time.

Tom Nardi: You're welcome.

Operator: Your next question comes from the line of Gabriel Hammond of Goldman Sachs.

Gabriel Hammond: Good morning. I was hoping you could talk a little bit more about your comfort level with the balance sheet as you continue to make additional E&P acquisitions, which have a different risk profile from the rest of your assets?

And along those lines, whether you expect to issue through your serial issuer, program, and how big or how large an impact that could have?

Tom Patrick: Well, certainly we're comfortable with the range that we've set for ourselves which is to be between 50% and 55% debt to debt plus equity ratio. I don't think that we've moved so far down the path of developing our production business that we would have to revisit that. The other piece of the question was?

Tom Nardi: The continuous equity plan.

Tom Patrick: The continuous equity.

Tom Nardi: We plan to finish that program out as we've talked about at the 1.5 million shares. Through December 31st we'd issued about 1 million shares. We've issued a couple hundred thousand more through the middle of January and would expect to complete that over the rest of the fiscal year.

Gabriel Hammond: Great. And to expand upon the earlier question on customer growth, if you could just talk a little bit more about that as we see a decline in customers there and maybe a little bit about your customer shut-offs given the weather and high gas prices.

Tom Patrick: Well we still have a significant number of customers - I mean a big part of what you see as a decline in customer counts is the fact that we have been pursuing collection activities with a lot more strictness in the last year or so than we had in the past. And as a result there are still some customers off who were disconnected last year - a total of 21,000 or maybe closer to 20,000 - 20,000 to 21,000 customers are still off of which 13,000 of those were residential. And based up on at least my interpolations a lot of those were these non-heating customers I was talking about.

Their number has declined much more dramatically than the residential count. The residential count is only down slightly despite the fact that - I'm sorry, let me say this. Residential heating accounts are only down slightly despite this number of 20,000 total residentials that are disconnected. So as I say, I think that the vast majority of those still disconnected are non-heating accounts.

Gabriel Hammond: Okay, thank you.

Operator: Again as a reminder, in order to ask a question please press star 1 on your telephone keypad.

Your next question comes from the line of Gil Gabby of J.P. Morgan

Gil Gabby: Hey good morning, everybody.

All: Good morning.

Gil Gabbay: I have a quick question about Power. I was wondering if you could update us all about possible monetization of the sites you're currently developing in the west?

Tom Patrick: I think we've - Gil, I think we've said before that we do expect to monetize at least one of those sites this year. We're in discussions with parties regarding two of the different sites - the Valencia and the one at COB - and beyond that I really don't want to say anything other than that we still remain confident that we'll achieve that monetization this year, this fiscal year.

Gil Gabbay: Wonderful. And is that monetization expectation built into your guidance for the year as well?

Tom Patrick: Yes.

Gil Gabbay Okay. Wonderful, thank you very much.

Operator: Your next question comes from the line of Devin Geoghegan of Zimmer Lucas Partners.

Devin Geoghegan: Hi, I just had two follow-up questions. One, in terms of PUD development if you're spending, you know, roughly $45 million on PUDs this year and you have a pretty low cost for the PUD development, how many years of PUD life do you have left so to speak?

Tom Patrick: Well you've got me there. Yeah, our overall reserve to production ratio is around 7.

Devin Geoghegan: I guess what I'm . . .

Tom Patrick: And most of our reserves are PUDs so. . .

Devin Geoghegan: It seems like you have like 25% PUDs and you have maybe like 1 to 2 years of PUD development left. I'm just wondering what the PUD acquisition - let me just put it this way. Of the reserves you bought in Texas, can you share the total reserves that you bought and then a breakdown of PDPs to PUDs?

Tom Patrick: We're not giving that. We have indicated that the production that we have there right now only represents production off of 20% of the proven reserves and from that you can interpolate if you wish. But we generally don't disclose the reserve amounts.

Devin Geoghegan: Okay.

Tom Patrick: The reserves will show up at the end of the year.

Tom Nardi: We can say that we did acquire them at a per unit cost that was better than our original plan.

Devin Geoghegan: Okay, that's helpful. And the final question is just a follow-up on the one before me for the site development. How much of your guidance does that represent just to normalize going into '05? Like if the sales weren't in '05, how do I think about that?

Tom Patrick: You mean what are we assuming in terms of the monetization numbers?

Devin Geoghegan: Sure, yeah.

Tom Nardi: We do not break that out, Devin.

Devin Geoghegan: Okay. Okay. Thank you very much.

Operator: Your next question comes from the line of Dan Fidell of A.G. Edwards.

Dan Fidell: Thank you, good morning.

Tom Patrick: Hi, Dan.

Dan Fidell: Just a quick question for you about your hedge position for '05. Is there anything you can share with us in terms of where you're at, if you've started that program and sort of what pricing you're looking at?

Tom Patrick: Yes, we have started it. I think that we're about 50% hedged for what we consider our known production - 60%.

Tom Nardi: 60% hedged, Dan, if we just assume planned production with '04.

Dan Fidell: Okay. And in terms of the pricing?

Tom Nardi: Yeah, hang on a minute, Dan.

They're in the range of $4 for the Swaps that we have in place and the floors of Collars. And the ceilings of the Collars are about $5.25. And we're roughly 50/50 between Swaps and Collars.

Dan Fidell: Okay so $4.75 or so fair? Am I thinking . . .?

Tom Nardi: Yes.

Dan Fidell: Okay. Thanks. And also just a quick update as far as Elwood goes or anything you can share with us in terms of about what's going on with Elwood and Aquila such as it is?

Tom Nardi: Dan, I think that's a little high - $4.50 would be more reasonable.

Dan Fidell: Okay.

Tom Patrick: Dan, going to the Elwood point and Aquila, you know, from our perspective in terms of our dealings with Aquila, there's really no new developments. They continue to honor their contract.

As we all know, they've made public their interest in doing something about those contracts but they have not been in any discussions with Elwood about this. And if they had been they'd probably be confidential.

Dan Fidell: Okay. As far as your position, nothing's changed though? You do have 12 months of cash escrows I think on that?

Tom Patrick: Yes.

Dan Fidell: Great. Thank you very much and congrats on a good quarter.

Tom Patrick: Thank you.

Operator: Your next question comes from the line of David Grumhaus of Copia Capital.

David Grumhaus: It's a quick follow-up. The gas prudence review - can you remind us of the schedule on that again?

Tom Patrick: There is a date coming up in February, I think it's something around the 19th of February when the other parties are supposed to provide their rebuttal testimony. And then we'll go through - yeah, that's February 19th - and then April 6th after a couple more rounds, brief rounds of back and forth April 6th we're supposed to begin the hearings there. So we're still looking at a resolution of this case probably late in this fiscal year.

David Grumhaus: And are you likely to face sort of additional prudence reviews on each year or only years where the gas prices go up and someone can find criticism or how does that work?

Tom Patrick: Well I would hope that nobody's going to question 2003 since we saved the customers $135 million with our hedging program. But the fact is prudence reviews are with us every year. The question always remains as to, you know, what issues will arise. So I guess I have to say that's just something I can't predict.

David Grumhaus: Okay. Thank you.

Operator: At this time there are no further questions. Mr. Patrick, are there any further remarks?

Tom Patrick: Just to thank you for your attention and your questions. We appreciate the participation. And that'll do it. Thank you, Adrian.

Operator: Thank you for participating in today's People's Energy First Quarter 2004 Earnings conference call. This call will be available for replay beginning at 11 o'clock am Eastern Time today though 11:59 pm Eastern Time on January 27th, 2004.

The conference ID number for the replay is 4457007. Again the conference ID number for the replay is 4457007. The number to dial for the replay is 1-800-642-1687 or 706-645-9291.

This does conclude today's conference call. You may now disconnect.